Exhibit 99.2

Applied Digital Announces 250MW AI Data Center Lease

With CoreWeave in North Dakota

DALLAS — June 2, 2025 — Applied Digital Corporation (Nasdaq: APLD), a designer, builder and operator of next-generation digital infrastructure for HPC applications, has entered into two approximately 15-year lease agreements with CoreWeave, the AI Hyperscaler™.

Under the lease agreements, Applied Digital will deliver 250 megawatts (MW) of critical IT load to host CoreWeave’s artificial intelligence (AI) and high-performance computing (HPC) infrastructure at its Ellendale, North Dakota data center campus. Over the approximately 15-year term, Applied Digital anticipates generating approximately $7 billion in total revenue from the leases.

Pursuant to the lease agreements, CoreWeave also retains the option to access an additional 150 MW of critical IT load at Ellendale, positioning the campus as a scalable hub for expanding AI and HPC workloads. “We believe these leases solidify Applied Digital’s position as an emerging provider of infrastructure critical to the next generation of artificial intelligence and high-performance computing,” said Wes Cummins, Chairman and CEO of Applied Digital. “As demand for AI accelerates exponentially, we believe that we are uniquely positioned to deliver substantial returns while supporting the evolving and dynamic needs of these rapidly evolving sectors. We view CoreWeave as an ideal partner as we accelerate our growth and innovation.”

Applied Digital’s Ellendale campus is believed to be one of the most ambitious data center developments currently underway in North America. Intended to be purpose-built for next-generation workloads, the facility combines large-scale power capacity with rapid deployment capabilities – both critical for AI and HPC clients.

The Ellendale campus was planned to be engineered for high-density compute and designed to scale up to 1 gigawatt over time. The two approximately 15-year lease agreements mark a foundational step in unlocking the campus’s full potential.

“We believe Ellendale is more than a development project — it’s a launchpad for the future of AI infrastructure,” added Cummins. “We intend for this platform to put us in a strong position to support early demand while continuing to grow alongside our customers. Through these newly signed long-term leases with CoreWeave, we are taking a step forward in our strategic expansion into advanced compute infrastructure.”

Applied Digital designed Ellendale for the speed and efficiency of deployment, prime location, AI innovative design, and access to abundant, low-cost energy. The energy-efficient climate is intended to further enable Applied Digital to meet the rapid capacity demands, positioning both the region and the company as emerging leaders in the AI data center ecosystem. Applied Digital expects the first 100 MW data center for CoreWeave to be ready for service in the fourth quarter of calendar 2025. The second building, which is expected to house a 150 MW data center, is currently under construction and is expected to be ready for service in the middle of 2026. Additionally, CoreWeave holds an option for the third 150 MW building, which is currently in the planning stages, anticipated to be ready for service in 2027.

Applied Digital’s Ellendale campus is designed to host 400 MW of critical IT load. Ellendale has 1+ gigawatts of power capacity currently under various stages of load study,  allowing the campus to expand its power capacity to support additional AI and HPC data center infrastructure development.

About Applied Digital

Applied Digital (Nasdaq: APLD) develops, builds and operates next-generation data centers and infrastructure. Different by design, the Company’s purpose-built facilities are engineered to unleash the power of accelerated compute and deliver secure, scalable and sustainable digital hosting, enabling CSaaS and GPU-as-a-Service solutions. Backed by deep hyperscale expertise and a robust pipeline of available power, Applied Digital accommodates AI Factories and beyond to support AI/ML, blockchain and high-performance computing (HPC) workloads.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives and future financing plans. These statements use words, and variations of words, such as “will,” “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements that reflect perspectives and expectations regarding the lease agreements and campus development, (ii) statements about the HPC industry, (iii) statements of Company plans and objectives, including our evolving business model, or estimates or predictions of actions by suppliers, (iv) statements of future economic performance, and (v) statements of assumptions underlying other statements and statements about the Company or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include: our ability to complete construction of the Ellendale HPC data centers; changes to AI and HPC infrastructure needs and their impact on future plans; risks associated with the leasing business, including those associated with counterparties; costs related to the HPC operations and strategy; our ability to timely deliver any services required in connection with completion of installation under the lease agreements; our ability to raise additional capital to fund ongoing and future data center construction and operations; our ability to obtain financing of the lease agreements on acceptable financing terms, or at all; our dependence on principal customers, including our ability to execute and perform our obligations under our leases with key customers, including without limitation, the lease agreements; our ability to timely and successfully build hosting facilities with the appropriate contractual margins and efficiencies; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; availability of financing to continue to grow our business; decline in demand for our products and services; maintenance of third party relationships; and conditions in the debt and equity capital markets. A further list and description of these risks, uncertainties and other factors can be found in the company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including in the sections captioned “Forward-Looking Statements” and “Risk Factors,” and in the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, on the Company’s website (www.applieddigital.com) under “Investors,” or on request from the Company. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

Media Contacts

Buffy Harakidas and Jo Albers

JSA (Jaymie Scotto & Associates)

jsa_applied@jsa.net

Investor Relations Contacts

Matt Glover or Ralf Esper

Gateway Group, Inc.

(949) 574-3860

APLD@gateway-grp.com